Exhibit 4.1

Execution Version

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 24, 2025, among Cipher Compute LLC, a Delaware limited liability company (the “Issuer”), Cipher Songbird LLC, a Delaware limited liability company, Cipher Barber Lake LLC, a Delaware limited liability company (the “Subsidiary Guarantor”), and Wilmington Trust, National Association, as Trustee (in such capacity, the “Trustee”) and Collateral Agent (in such capacity, the “Collateral Agent”) under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee and the Collateral Agent an indenture (as amended, supplemented or otherwise modified from time to time, the “Indenture”), dated as of November 13, 2025, pursuant to which the Issuer issued $1,400,000,000 aggregate principal amount of the Issuer’s 7.125% Senior Secured Notes due 2030 (the “Initial Notes”);

WHEREAS, Section 2.07 of the Indenture permits and provides for the issuance of Additional Notes in accordance with and subject to compliance with the provisions of the Indenture, and such Additional Notes shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as the Initial Notes (except for any differences in the issue price, the issue date and the interest accrued, if any);

WHEREAS, the Issuer desires and has requested that the Trustee join it in the execution and delivery of this Supplemental Indenture in connection with the issuance by the Issuer, pursuant to Section 2.07 of the Indenture, of an additional $333,000,000 aggregate principal amount of 7.125% Senior Secured Notes due 2030 (the “New Notes”);

WHEREAS, Section 9.01(8) of the Indenture provides that the Issuer may from time to time amend the Indenture without the consent of any Holder to provide for the issuance of Additional Notes in accordance with the Indenture;

WHEREAS, Section 9.01(9) of the Indenture provides that the Issuer may from time to time make amendments that increase the amount of any Installment payable with respect to the Notes in connection with the incurrence of Additional Project Debt in the form of Additional Notes, including any amendment to the terms of any Notes Documents in accordance with Article 14 of the Indenture;

WHEREAS, Section 9.01(10) of the Indenture provides that the Issuer may from time to time amend any Note Document in connection with any Additional Project that is financed with Additional Project Debt pursuant to clause (11) of Section 4.04(a) of the Indenture, including any such changes reasonably necessary or appropriate to cause the Additional Project Debt Conditions to be satisfied in connection with the incurrence of such Additional Project Debt; provided, however, that the terms of any amended or supplemented Notes Document shall, taken as a whole, not be materially less favorable to the Holders of the Notes relative to the terms of such Notes Document prior to such change (as determined in good faith by the Issuer);

WHEREAS, the Issuer has provided to the Trustee an Opinion of Counsel and an Officer’s Certificate required by Sections 2.02. 9.05 and 13.02 of the Indenture;

WHEREAS, all conditions and requirements necessary to issue the New Notes, to amend the Indenture and to make this Supplemental Indenture a valid, binding, and legal instrument in accordance with the terms of the Indenture have been performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized; and

WHEREAS, pursuant to Section 2.0.2, 9.01(8), 9.01(9), 9.01(10) and Section 9.05 of the Indenture, the Trustee and the Collateral Agent are authorized to execute and deliver this Supplemental Indenture and to authenticate the New Notes.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Trustee and the Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.	CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.	THE ADDITIONAL NOTES. Pursuant to Section 2.07(a) and 9.01(8) of the Indenture, the Issuer shall issue the New Notes, which are Additional Notes and shall (i) be consolidated with and form a single class with the Initial Notes, and (ii) have the same terms as the Initial Notes (except for any differences in the issue price, the issue date and the interest accrued, if any), as follows:

(a)	General. The New Notes shall be evidenced by one or more Global Notes substantially in the form of the Notes attached as Exhibit A to the Indenture. For all purposes under the Indenture, the term “Notes” shall include the New Notes.

(b)	Authentication and Delivery of Additional Notes. On the date hereof, $333,000,000 aggregate principal amount of New Notes shall be delivered to the Trustee for authentication and delivery. Such New Notes are being issued in accordance with Section 2.02 of the Indenture.

(c)	Issue Date; First Interest Payment. The New Notes shall be issued on November 24, 2025, and shall accrue interest from and including November 13, 2025. The first interest payment date in respect of the New Notes shall be May 15, 2026.

(d)	CUSIP and ISIN. The CUSIP and ISIN numbers for the New Notes shall be as follows:

(i)	New Notes Rule 144A Global Note: 17253N AA5 and US17253NAA54, respectively; and

(ii)	New Notes Regulation S Temporary Global Note: U1719N AB2 and USU1719NAB20, respectively.

(e)	Regulation S Temporary Global Notes and Regulation S Permanent Global Notes. Pursuant to Section 2.01(b)(4) of the Indenture, following the termination of the applicable Restricted Period, the Regulation S Temporary Global Note Legend shall be deemed removed from the Regulation S Temporary Global Note for the New Notes, following which temporary beneficial interests in the Regulation S Temporary Global Note for the New Notes shall automatically become beneficial interests in the Regulation S Permanent Global Note for the Notes, pursuant to the Applicable Procedures. The Issuer may take such further actions as may be reasonably necessary or appropriate (as determined by the Issuer) to cause the beneficial interests in the form of the Regulation S Temporary Global Note for the New Notes to be exchanged for beneficial interests in the Regulation S Permanent Global Note for the Initial Notes pursuant to the Applicable Procedures. The aggregate principal amount of any Regulation S Temporary Global Notes and any Regulation S Permanent Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee and/or the Paying Agent and the Depositary or their respective nominees, as the case may be, in connection with the foregoing.

3.	AMENDMENTS TO THE INDENTURE.

(a)	Amendments to Section 1.01.

(i)	Pursuant to Section 9.01(10) of the Indenture, the Issuer amends and restates the following definition in its entirety as follows:

“Debt Service Reserve Required Amount” means:

(a)        on the New Notes Issue Date, $260.0 million, representing the estimated sum of the (i) first two scheduled interest payments in respect of the Notes after the Issue Date, and (ii) the third scheduled interest payment and first scheduled amortization payment in respect of the Notes;

(b)        on any date thereafter during the Construction Period, an amount equal to the sum of (i) $140.0 million (plus a proportionate amount in connection with any Additional Notes other than the New Notes) (the “Minimum Debt Service Reserve Required Amount ”) plus (ii) the sum of the amount of scheduled interest (but not principal) due on the next two Payment Dates immediately following such date, minus (iii) the lesser of (x) the amount of interest that has been paid in respect of the Notes and any Additional Notes since the Issue Date and prior to such date and (y) an amount that would cause the amount deposited in the Debt Service Reserve Account to equal the Minimum Debt Service Reserve Required Amount; and

(c)        on any date of determination after the Construction Period, an amount equal to the Minimum Debt Service Reserve Required Amount.

(ii)	Pursuant to Section 9.01(10) of the Indenture, the Issuer amends the Indenture to add the following definition:

“New Notes Issue Date” means November 24, 2025.

(b)	Amendment to Section 14.03(a). Pursuant to Section 9.01(9) of the Indenture, the Issuer amends and restates the Payment Schedule set forth in Section 14.03(a) in its entirety as follows:

Amortization Measurement Period	Total Amortization
First three months following the Phase I Commencement Date (as defined in the Datacenter Lease) (the “Initial Amortization Measurement Period”)	$ 37,793,000.00
Year 1 following Initial Amortization Measurement Period	$152,305,000.00
Year 2 following Initial Amortization Measurement Period	$156,874,000.00
Year 3 following Initial Amortization Measurement Period	$161,580,000.00
Year 4 following Initial Amortization Measurement Period	$166,427,000.00
Year 5 following Initial Amortization Measurement Period	$171,420,000.00

4.	NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Issuer or the Subsidiary Guarantor, as such, will have any liability for any obligations of the Issuer or the Subsidiary Guarantor under the Notes, the Supplemental Indenture, the Subsidiary Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

5.	GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE, THE NOTES, AND THE SUBSIDIARY GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK

6.	EXECUTION; COUNTERPART ORIGINALS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, or PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes and shall constitute effective execution and delivery of this Indenture as to the parties hereto and will be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001-7006), the Electronic Signatures and Records Act of 1999 (N.Y. State Tech. §§ 301-309), or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by such Trustee pursuant to procedures approved by such Trustee

7.	EFFECT OF THIS SUPPLEMENTAL INDENTURE. The provisions of this Supplemental Indenture are intended to supplement the Indenture, and the Indenture and this Supplemental Indenture will henceforth be read together. Except as expressly supplemented by this Supplemental Indenture, the Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Indenture (as supplemented and amended by this Supplemental Indenture) is in all respects hereby ratified and confirmed. This Supplemental Indenture and all its provisions shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided and all of the rights, powers, protections and indemnities of each of the Trustee and the Collateral Agent under the Indenture shall apply to this Supplemental Indenture. To the extent of any inconsistency between the terms of the Indenture and this Supplemental Indenture, the terms of this Supplemental Indenture will control. This Supplemental Indenture shall constitute an indenture supplemental to the Indenture and shall be construed in connection with and form a part of the Indenture for all purposes, and every Holder of the Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

8.	EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

9.	THE TRUSTEE AND THE COLLATERAL AGENT. Neither the Trustee nor the Collateral Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer. Additionally, neither the Trustee nor the Collateral Agent makes any representation as to the validity or sufficiency of this Supplemental Indenture. For the avoidance of doubt, neither the Trustee nor the Collateral Agent, by executing this Supplemental Indenture in accordance with the terms of the Indenture, agrees to undertake additional actions nor does it consent to any transaction beyond what is expressly set forth in this Supplemental Indenture, and each of the Trustee and the Collateral Agent reserves all rights and remedies under the Indenture.

10.	PROVISIONS BINDING ON SUCCESSORS. All of the covenants, stipulations, promises and agreements made in this Supplemental Indenture by each of the parties hereto shall bind its successors and assigns whether so expressed or not.

IN WITNESS WHEREOF, the parties hereto have cause this Indenture to be duly executed, all as of the date first above written.

CIPHER COMPUTE LLC,
as Issuer

By:	/s/ William Iwaschuk
Name:	William Iwaschuk
Title:	Co-President, Chief Legal Officer & Corporate Secretary

CIPHER SONGBIRD LLC,

By:	/s/ William Iwaschuk
Name:	William Iwaschuk
Title:	Co-President, Chief Legal Officer & Corporate Secretary

CIPHER BARBER LAKE LLC,
as a Subsidiary Guarantor

By:	/s/ William Iwaschuk
Name:	William Iwaschuk
Title:	Co-President, Chief Legal Officer & Corporate Secretary

[Signature Page to Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Trustee and Collateral Agent

By:	/s/ Barry D. Somrock
Name:	Barry D. Somrock
Title:	Vice President

[Signature Page to Supplemental Indenture]